Exhibit 99.(p)(8)

Code of Ethics

July 2026

TABLE of Contents

A.	Standards of Business Conduct			2
B.	Personal Trading			3
	1.	Personal Securities Transactions		4
	2.	Personal Securities Reporting Requirements		5
		a.	Initial and Annual Holdings Reports	5
		b.	Quarterly Transactions Reports	6
		c.	Exceptions to Reporting	7
		d.	Reporting Requirements	8
		e.	Confidentiality	8
		f.	Additional Restrictions on Access Persons’ Personal Trading	8
		g.	Limited Offerings/Private Investments may include:	9
C.	Gifts, Entertainment, Directorships and Regulatory Requirements			10
	1.	Business-Related Gifts		10
		a.	General Guidelines	10
		b.	Pre-approval	10
		c.	Examples of Gifts	11
	2.	Gifts to Government Entities or Officials		11
		a.	Background	11
		b.	Pre-Approval and Reporting of Gifts	12
	3.	Business-Related Entertainment		12
	4.	Outside Business Activities		12
	5.	Regulatory Requirements		13
D.	Insider Trading Policy			13
	1.	Policy Statement on Trading While in Possession of Material Nonpublic Information		13
		a.	What is Material Information?	14
		b.	What is Nonpublic Information?	14
		c.	Penalties for Insider Trading	15
	2.	Procedures to Implement SiM’s Policy Concerning Insider Trading		15
		a.	Identifying Material Nonpublic Information	16
		b.	Restricting Access to Material Nonpublic Information	16
		c.	Creditors’ Committees and Material Non-Public Information	16
		d.	Resolving Issues Concerning Material Nonpublic Information	17
E.	Enforcement of the Code			17
	1.	CCO’s Duties and Responsibilities		17
	2.	Code Violations		18
	3.	Annual Written Report		18

APPENDIX A: Request for Preclearance for Personal Securities Transactions

APPENDIX B: Material Nonpublic Information Report Form

Code of Ethics

Strategic Income Management LLC (“SiM” or “the firm”) has adopted this Code of Ethics (the “Code”). The purpose of the Code is to set forth standards of conduct and personal trading guidelines for persons subject to it that are intended to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940, as amended (“1940 Act”). The firm is committed to maintaining ethical standards in connection with the management of its business. The Code reflects SiM’s views on dishonesty, self-dealing, conflicts of interest, and trading on the basis of material, nonpublic information.

Employees are expected to be familiar with and adhere to these policies. In addition, Supervised Persons (as defined below) are required to acknowledge that they have received and read the Code within a reasonable time after becoming a Supervised Person and on an annual basis.

The Code applies to all Supervised Persons. A “Supervised Person” is defined as:

•	Any officer, director, partner, and employee of SiM; and
•	Any other person who provides advice on behalf of SiM and is subject to SiM’s supervision and control. Certain of the policies and procedures in the Code apply only to Access Persons.

An “Access Person” means any Supervised Person who:

•	Has access to nonpublic information regarding any client purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client; and
•	Is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

SiM considers persons who are covered by applicable employment-related laws and regulations relevant to SiM to be “employees.” All employees are deemed to be Access Persons.

SiM’s directors and officers who are not also employees of SiM are not currently deemed to be Access Persons, because they (a) are not provided with access to any nonpublic information regarding SiM’s securities recommendations, client purchase and sale activity or client portfolio holdings and (b) are not involved in making securities recommendations for SiM’s clients or have access to securities recommendations for clients that are nonpublic.

Accordingly, for purposes of the Code, the term “employee” will be used to reference persons who are both Supervised Persons and Access Persons.

The Chief Compliance Officer (“CCO”) is responsible for administering the firm’s compliance program, overseeing its annual review, and updating the policies and procedures as applicable.

The Code applies to all employees, directors, active members, managers, and officers of the Firm (each, a “Supervised Person”). Active members shall not include retired members or other members who do not actively participate in the day-to-day operations of SiM or provide investment advice on behalf of SiM.

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Supervised Persons are required to acknowledge that they have received and read the Code within a reasonable time after becoming Supervised Persons and annually thereafter. Acknowledgment of and compliance with the Code are conditions of initial and continued employment.

Any Supervised Person with a question about the Code’s applicability or related prohibitions, restrictions, and procedures is urged to contact the CCO.

A.	Standards of Business Conduct
•	Supervised Persons owe a duty of loyalty to SiM’s clients, which requires that Supervised Persons act in the best interests of clients and always place clients’ interests first.
•	Supervised Persons must avoid actions or activities that allow (or appear to allow) them or their Family Members[1] to profit or benefit from their relationships with SiM and its clients, or that bring into question their independence or judgment.
•	Supervised Persons must report any violations of the Code promptly to the CCO.
•	Supervised Persons must always observe standards of business conduct and act in accordance with all applicable federal Securities laws and regulations and other applicable laws and regulations.
•	Supervised Persons cannot, in connection with the purchase or sale, directly or indirectly, of a Security[2] held or to be acquired by any SiM client:
o	Employ any device, scheme, or artifice to defraud;
o	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
o	Engage in any act, practice, or course of business which would operate as a fraud or deceit; or
o	Engage in any manipulative practice.
•	Supervised Persons cannot engage in any inappropriate trading practices.
•	Supervised Persons cannot cause or attempt to cause any client to purchase, sell, or hold any Security in a manner calculated to create any personal benefit to the Supervised Person.

1 “Family Member” includes adoptive relationships and means any of the following persons who reside in the Access Person’s household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in–law, daughter-in law, brother-in-law, or sister-in-law.

2 Security means the same as it does under Section 202(a)(18) of the Advisers Act.

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No Supervised Person shall recommend any Securities transactions for a client without having disclosed (to the CCO) his or her interest, if any, in such Securities or the issuer thereof, including, without limitation:

o	His or her direct or indirect Beneficial Ownership[3] of any Securities of such issuer;
o	Any position with such issuer or its affiliates; and
o	Any present or proposed business relationship between such issuer or its affiliates and the Supervised Person or any party in which the Supervised Person has a significant interest.

The Code does not attempt to identify all possible conflicts of interest, and compliance with each of its specific provisions will not shield a Supervised Person from liability for personal trading or other conduct that violates the fiduciary duty owed to the firm’s clients.

B.	Personal Trading

Rule 204A-1 under the Advisers Act requires Access Persons to report, and for SiM to review, their personal Securities transactions and holdings periodically as provided below. Access Persons are required to report initially, quarterly, and annually various transactions in any Securities in which they have any direct or indirect Beneficial Ownership as set forth in the Personal Security Transactions section below. The term “Beneficial Ownership” generally includes not only the Securities that an Access Person purchases or sells for their own account(s), but also Securities purchased or sold by any of their Family Members.

3 Beneficial Ownership is interpreted in the Code in the same manner as it would be in determining whether a person is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of such ownership applies to all Securities. Access Persons should generally consider themself the “beneficial owner” of any Securities in which they have, or a Family Member has a direct or indirect pecuniary interest. While the definition of pecuniary Interest is complex, a person generally has a pecuniary interest in Securities if such person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. Using the above definition as a broad guideline, the ultimate determination of Beneficial Ownership will be made in light of the facts of the particular case. Key factors are the degree of the Access Person’s ability to exercise discretion to invest in, sell or exercise voting rights of the Security, and the Access Person’s ability to benefit from the proceeds of the Security.

Pecuniary interest in a Security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security. As a general rule, Access Persons will be regarded as having a pecuniary interest in a Security held in the name of their Family Members. For example, Access Persons will likely be deemed to have a pecuniary interest in Securities (including the right to require the exercise or conversion of any derivative Security such as an option or warrant, whether or not presently exercisable or convertible) held for:

•	Their accounts or the accounts of Family Members;
•	A partnership or limited liability company, if they or a Family Member is a general partner or a managing member;
•	A corporation or similar business entity, if they have or share, or a Family Member has or shares, investment control; or
•	A trust, if they are or a Family Member is a beneficiary.
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Notwithstanding the foregoing, Access Persons are not required to make a report with respect to transactions effected for, and Securities held in, any account over which neither they nor any of their Family Members have any direct or indirect influence or control.

1.	Personal Securities Transactions

The personal transactions and investment activities of employees of investment advisory firms are the subject of various federal securities laws, rules, and regulations. Access Persons must conduct all personal securities transactions in a manner that avoids a conflict between their personal interests and those of SiM and its clients. When an Access Person invests for their own accounts, conflicts of interest may arise between SiM clients’ interests and the Access Person’s interests. These conflicts may include:

•	Taking an investment opportunity that would be suitable for a SiM client for an Access Person’s own portfolio;
•	Using an Access Person’s advisory position to take advantage of available investments;
•	Front running, which may be an Access Person trading before making SiM client transactions; or
•	Taking advantage of information or using SiM client portfolio assets to have an effect on the market that may be used to the Access Person’s benefit.

Access Persons may invest in securities in order to achieve long-term personal financial goals. Access Persons may not maintain a securities, commodities, or futures account at any broker, dealer, bank, or investment adviser without notifying SiM. Access Persons must not trade in a Reportable Security4 if such Access Person has knowledge at the time of such transaction that the Reportable Security is being purchased or sold, or is being considered for purchase or sale, for a client account.

Access Persons may engage in securities, commodities, and futures transactions only for investment purposes, not for short-term trading profits. This applies to investments of all kinds, including equity securities, fixed income securities, options, commodities, and futures contracts, and applies to any investment in which an Access Person has any direct or indirect Beneficial Ownership. In general, the holding of any position in an Access Person or related account for less than 30 days (measured on a last-in first-out basis) is inconsistent with this policy. No short selling is permitted.

4 Reportable Security means a Security except that it does not include direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by open-end investment companies, ETFS, or Unit Investment Trusts, other than Affiliated Funds.

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Access Persons must not trade in a Reportable Security unless such Access Person has submitted a preclearance request and received approval for such trade from another member of the Management Committee or the CCO. In any event, the CCO must be notified of all preclearance requests and approvals. Access Persons acting as portfolio managers may not buy or sell a Reportable Security for their personal accounts within seven (7) calendar days before the trades in the Reportable Security are anticipated to be made in a client account. In addition, Access Persons acting as portfolio managers may not buy or sell a Reportable Security for their personal accounts within seven (7) calendar days after trades are made in such Reportable Security for a client account. Pre-clearance expires at the end of the business day following the day on which approval is granted (in the market in which the Reportable Security is to be traded); unless it is expected that the actual day of the transaction will differ from the subscription day (e.g., if, unavoidably, it takes some days to confirm the execution of the transaction after the subscription is made following the approval being issued.

Access Persons must not take any action, including, but not limited to, the purchase or sale of Reportable Securities, options, commodities, or futures contracts for any Access Person or related account, that could cause even the appearance of unfair or improper action.

2.	Personal Securities Reporting Requirements
a.	Initial and Annual Holdings Reports

Access Persons are required to report within 10 business days, any brokerage accounts and holdings in Reportable Securities held within the 45 days prior to the Access Person’s hire date in which the Access Person has any direct or indirect Beneficial Ownership, and annually thereafter. Annual reports must be submitted to the CCO by February 14 of each year, and the information contained in an annual report must be current as of December 31 of the prior year. The CCO’s holdings reports will be provided to a member of the Management Committee. The holdings report must contain the following:

•	Any and all brokerage accounts in which the Access Person has any direct or indirect Beneficial Ownership, regardless of whether the account is dormant or does not hold any Reportable Securities;
•	Title, type of Reportable Security and exchange ticker symbol or CUSIP number;
•	Number of shares or principal amount of the Reportable Security involved;
•	Any holdings of Reportable Securities, whether held in a brokerage account or not;
•	Name of the broker-dealer or bank that maintains the account; and
•	The date the report is submitted by the Access Person.
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b.	Quarterly Transactions Reports

SiM requires that all Access Persons report to the CCO on a quarterly basis any transaction in a Reportable Security over which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. The CCO will make his quarterly transaction reports available for review by a member of the Management Committee. A record of every transaction in a Reportable Security is required with the following information to be maintained:

•	Title and exchange ticker symbol or CUSIP number;
•	Number of shares and principal amount of the Security involved;
•	Interest rate and maturity date (if applicable);
•	Date of the transaction;
•	Nature of the transaction (purchase or sale);
•	Price of the Reportable Security at which the trade was effected;
•	Name of the broker-dealer or bank that executed the transaction; and
•	Date the report is submitted by the Access Person.

If during the quarter, an Access Person or Related Person5 establishes a new account in which any Securities are held for the Access Person’s Beneficial Ownership, the Access Person also must provide the following information as part of his or her quarterly report:

•	Name of the broker-dealer or bank with whom the Access Person or Related Person established the account;
•	Date the account was established; and
•	Date the report is submitted by the Access Person.

In addition, the Access Person should endeavor to promptly notify the CCO about the opening of such a new account. While Access Persons and Related Persons must notify the CCO of all personal trading accounts, ongoing reporting of transactions and holdings in those accounts may not be required if an applicable exception is available below.

Quarterly transaction reports must be submitted not later than 30 days after the quarter end. If the thirtieth day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline. Access Persons are encouraged to arrange for copies of all account statements containing Reportable Securities to be sent directly to SiM. If there are no activities for the quarter, a report indicating such is still required.

5 Related Person includes children under age 21, whether or not living with an Access Person, the Access Person’s spouse, and Family Members or other individuals living with the Access Person or for whose support the Access Person is wholly or partially responsible.

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c.	Exceptions to Reporting

Access Persons are not required to detail or list the following items on their initial and annual holdings reports and quarterly transactions reports:

•	Purchases or sales effected for any account over which the Access Person has no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan[6]; and
•	Purchases or sales of any of the following Securities:
o	Direct obligations of the U.S. government;
o	Banker’s acceptances, bank certificates of deposit, commercial paper and High Quality Short-term Debt Instruments[7], including repurchase agreements;
o	shares issued by money market funds, whether affiliated or non-affiliated;
o	shares issued by open-end investment companies (e.g., “mutual funds”), ETFs, or Unit Investment Trusts (UITs) other than shares of an Affiliated Fund[8], if any; and
o	shares issued by unit investment trusts that invest exclusively in one or more open-end funds that are not affiliated funds.

6 Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

7 High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

8 Affiliated fund means any investment company registered under the Investment Company Act of 1940 (other than a money market fund) for which SiM serves as investment adviser or sub-adviser.

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d.	Reporting Requirements

The following table summarizes some of the reporting requirements. Requirements regarding transactions in other types of Securities may be confirmed with the CCO.

Reporting Requirements
Security Type	Reportable Securities
Corporate Debt Transactions	Yes
Equity Transactions	Yes
Limited Offerings9/Private Investments	Yes
Affiliated Funds	Yes
Municipal Bond	Yes
Security Type	Non-Reportable Securities
Short Term / Cash Equivalents	No
SPP / DRIPS* -- automatic purchases	No
Mutual Funds, ETFs, and UITs (other than Affiliated Funds)	No
Direct Obligation of the U.S. Government	No
Money Market Funds	No

*Sales of stocks from SPP or DRIPs: Please notify the CCO in writing of the sale and include transactions in any reports.

e.	Confidentiality

SiM will endeavor to keep all reports of personal Reportable Securities transactions, holdings, and any other information filed pursuant to the Code confidential. Access Persons’ reports and information submitted in connection with the Code will be securely maintained, and access will be limited to appropriate SiM personnel; provided, however, that such information also may be subject to review by legal counsel, government authorities, SiM clients, or others if required by law or court order.

f.	Additional Restrictions on Access Persons’ Personal Trading

The following are SiM’s additional restrictions on Access Persons’ personal trading (and the personal trading of Related Persons to the extent that such trading would result in an Access Person having or ceasing to have a Beneficial Interest in a Security or other investment of the types described below):

9 Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

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Restricted Investments
Security Type	Purchase	Sale
Initial Public Offerings (IPOs10) (An IPO is a corporation’s first offering of a Security representing shares of the company to the public.)	PERMITTED – Subject to advance written approval by the CCO	PERMITTED – Subject to advance written approval by the CCO
Limited Offerings	PERMITTED – Subject to advance written approval by the CCO	PERMITTED – Subject to advance written approval by the CCO

g.	Limited Offerings/Private Investments may include:
•	Transactions in Securities, options, commodities, or futures contracts that are not publicly offered or traded (e.g., 3(c)7 funds);
•	Participation in hedge funds, private equity funds, leveraged buy-out transactions, real estate offerings, private placements, and oil and gas partnerships or working interests;
•	Acceptance of offers of options or shares by personnel who serve on boards of directors;
•	Transactions involving real estate or agricultural land held for investment purposes, jointly in partnership with another person (other than Family Members);
•	Investing in any other business, whether or not related to Securities (e.g., fast-food franchises, restaurants, sports teams, etc.); and
•	Owning stock or having, directly or indirectly, any financial interest in any other organization engaged in any advisory, Securities, commodities, futures contracts or related business; provided, however, that approval is not required with regard to stock ownership or other financial interest in any such business that is publicly owned, unless a control relationship exists.

10 IPO (i.e., initial public offering) means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

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C.	Gifts, Entertainment, Directorships and Regulatory Requirements
1.	Business-Related Gifts

The giving of business-related gifts and participating in business-related entertainment are customary ways to strengthen business relationships. However, federal and state laws contain several restrictions on the giving and receiving of gifts, particularly with respect to governmental officials. Apart from these legal restrictions, the giving and receiving of gifts can create the appearance of potential conflicts of interest. Accordingly, SiM has adopted the following policy related to the giving and receiving of gifts.

a.	General Guidelines

Supervised Persons must observe the following guidelines when giving or receiving gifts:

•	All gifts, given or received, should be reasonable, customary, and in accordance with normally accepted business practices;
•	All gifts and/or entertainment, given or received, must be permitted by law and permitted by the third party’s own policies;
•	Never offer or accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence or appear to influence decision-making;
•	Never offer or accept extravagant or excessive entertainment to or from a current or prospective investor, consultant, third party marketer, or fund manager, regardless of whether SiM has a business relationship with such person or entity;
•	Never offer or accept cash gifts or cash equivalents;
•	Never offer anything of value to a third party to influence or reward action;
•	A business courtesy such as a gift or entertainment should never be offered or accepted under circumstances that might create the appearance of impropriety; and
•	Never offer or accept a gift if public disclosure of the gift would be embarrassing to SiM or the third party.
b.	Pre-approval

The prior approval of the CCO will be required with respect to the giving or receiving of any gifts of $250 or more, except that any gift of any value given to or received from a Government Official (defined to include any federal, state, local or foreign governmental entity, or an official, employee or agent of a governmental entity (including investment consultants representing a governmental entity, but excluding any lawful donation to a campaign for public office) must be pre-approved. Business entertainment generally does not need to be reported or precleared, provided that the entertainment is not inconsistent with the General Guidelines for gifts and entertainment stated above.

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c.	Examples of Gifts

The term “gifts” encompasses a wide range of gifts, benefits, compensation, or consideration, including, without limitation, tickets to sporting events, golf, theater events, concerts, plane tickets, clothing, watches and jewelry, sports equipment and memorabilia, food, alcohol, and cash/gift cards. The term “gift” does not include any gifts, benefits, compensation, or consideration given to or received from a personal acquaintance (who is not a Government Official) for reasons unrelated to a Supervised Person’s professional duties (such as housewarming, graduation, or birthday gifts).

2.	Gifts to Government Entities or Officials
a.	Background

Providing or receiving meals, entertainment, contributions or other gifts to or from a U.S. federal, state, local or foreign governmental entity, or an official, employee or agent of a governmental entity (including investment consultants representing a governmental entity) may constitute a violation of federal, state or local ethical statutes, regulations or bribery laws, even in the absence of any intent to influence the Government Official. In addition, Rule 206(4)-5 under the Advisers Act (also known as the “pay-to-play” rule), which, among other things, prohibits SiM from receiving compensation for providing advice to a government entity for two years after a contribution to an official of the government entity by SiM or certain of its employees.

Rule 206(4)-5(d) also prohibits SiM and its employees from doing anything indirectly that, if done directly, would violate other provisions of the Rule.

In addition, Rule 206(4)-5 prohibits SiM or its employees from coordinating or soliciting any person or political action committee to make (i) any contribution to an official of a government entity to which the adviser is providing or seeking to provide advisory services, or (ii) any payment to any state or local political party where the adviser is seeking to provide advisory services to a government entity. This is intended to prevent advisers from circumventing Rule 206(4)-5 by making indirect contributions through political organizations or by “bundling” smaller employee contributions permitted under the rule.

Given the harsh penalties for payments to Government Officials, any gifts or contributions given to or received from a Government Official (including political or campaign contributions to any federal, foreign, state or municipal candidate, political party, or political action committee) by SiM or a Supervised Person requires the prior approval of the CCO as outlined below. In reviewing any such proposed gift or contribution, the CCO may consult with outside counsel to determine whether and to what extent SiM and its personnel may give or receive such gifts. Although all such gifts and contributions are subject to pre-approval in the discretion of the CCO, only de minimis gifts not exceeding $250, one time or in the aggregate, to local or municipal political officials or candidates for whom the individual is entitled to vote will be considered for approval.

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b.	Pre-Approval and Reporting of Gifts

The prior approval of the CCO will be required with respect to the giving or receiving by SiM or a Supervised Person of any gifts, including, without limitation the following categories of gifts:

•	Any gift given to or received from a Government Official (including political or campaign contributions[11] to any federal, foreign, state, or municipal candidate, political party, or political action committee);
•	Any gift relating to ERISA Accounts or IRAs;
•	Any charitable contributions made on behalf of SiM;[12]
•	Any gift given to private-sector unions, 527 plans, union officials, or pension or other employee benefit plans sponsored by such unions or persons associated with the union or plan; or
•	Any other gift that may reasonably be seen as creating the appearance of impropriety or violating SiM’s general policy with respect to gifts noted above.
3.	Business-Related Entertainment

SiM generally does not impose a dollar limit on the receipt of business entertainment, items, or events when the Supervised Person has reason to believe there is a legitimate business purpose (e.g., dinner or sporting event of reasonable value). A representative of the entity providing the entertainment must be present at the event to be considered legitimate business entertainment. If a representative is not present at the event, the entertainment is considered a gift subject to the limitations set forth herein.

4.	Outside Business Activities

In addition to restrictions placed on the personal trading and private investments of employees, each Supervised Person must obtain prior approval from the CCO with respect to outside business activities that can reasonably be expected to cause actual or perceived conflicts of interest, that may violate applicable law and/or that may be harmful to SiM’s or the Supervised Person’s reputation. Examples of activities that may require prior approval

11 Contribution is defined to mean any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state, or local office, (ii) payment of debt incurred in connection with any such election, or (iii) transition or inaugural expenses of the successful candidate for state or local office. For this purpose, SiM will also treat contributions to political action committees and political parties as “contributions” for purposes of the rule.

12 Charitable contributions may be made only to nonprofit organizations that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

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include full- or part-time service as an officer, director, partner, manager, consultant or employee of another business organization (including acting as a director of a company whose Securities are publicly traded); agreements to provide financial advice (e.g., through service on a finance or investment committee) to a private, educational or charitable organization; and any agreement to be employed or accept compensation in any form (e.g., commission, salary, fee, bonus, contingent compensation, etc.) by a person or entity or their affiliates. Approval will generally not be given for requests to serve as an officer, director, partner, consultant, or employee of another business organization. Any such approval, if granted, may be given subject to restrictions or qualifications imposed by the CCO, and approval may be revoked at any time.

Any outside business activities that do not require prior approval must nevertheless be reported to the CCO as soon as practicable. The CCO will maintain records regarding the outside business activities of Supervised Persons.

5.	Regulatory Requirements

The SEC considers it a violation of the general antifraud provisions of federal Securities laws whenever an investment adviser, such as SiM, engages in fraudulent, deceptive, or manipulative conduct. As a fiduciary with respect to client assets, SiM cannot engage in activities that would result in conflicts of interest (e.g., front-running or scalping).

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or revoke the registration of any investment adviser based on a:

•	Failure reasonably to supervise, with a view to preventing violations of the provisions of the federal Securities laws, a Supervised Person or an Access Person who commits such a violation.

However, no manager shall be deemed to have failed to reasonably supervise any person if:

•	There have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and
•	Such manager has reasonably discharged the duties and obligations incumbent upon him or her by reason of such procedures and system without reasonable cause to believe that such procedures and system were not complied with.
D.	Insider Trading Policy

1.	Policy Statement on Trading While in Possession of Material Nonpublic Information

The firm forbids any officer, director, or employee from trading, either personally or on behalf of others (such as Funds and separately managed accounts managed or advised by SiM), while in possession of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “Insider Trading,” but it encompasses all trading while in possession of material nonpublic

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information, as well as the communication of material nonpublic information to others likely to trade (conduct referred to as “tipping”). SiM’s policy applies to every officer, director and employee and extends to activities within and outside their duties at SiM. Any questions regarding SiM’s policy and procedures should be referred to SiM’s CCO.

a.	What is Material Information?

“Material Information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, i.e., to purchase, hold, sell, or abstain from any investment action, including voting a security. Generally, it includes any information that may have a substantial positive or negative effect on the price of a company’s securities. Information may be material even if it relates to speculative or contingent events. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes to previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some cases, be material. Pre-publication information regarding reports to be published in the financial press may also be material. Similarly, advance notice of an investment bank’s intent to upgrade, downgrade or make other commentary regarding an issuer would be considered material, in addition to “nonpublic” as discussed below.

No simple test exists to determine when information is material; assessments of materiality often involve a highly fact-specific inquiry. For this reason, an employee should direct any questions about whether information is material to the CCO.

b.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or some other government agency, appearing on financial television networks, appearing in print publications, or being electronically broadcast over widely-viewed Internet websites or on news reporting services, and after sufficient time has passed so that the information has been disseminated widely, would be considered public information.

Some specific examples of situations where an employee should be aware of the risk of acquiring material nonpublic information are:

i.	Contact with Public Companies

Contact with public companies can represent an important part of an analyst’s or portfolio manager’s research efforts. The analyst may make recommendations, and the portfolio manager may make investment decisions based on conclusions drawn from such contacts and the analysis of publicly available information.

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Difficult legal issues can arise, however, when in the course of these contacts, an employee becomes aware of material nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, an investor relations representative, or a confidential advisor to the issuer, such as a lawyer, banker, or accountant. If this information was then communicated to the portfolio manager or analyst prior to it becoming public information, under this policy and procedures set out below, the portfolio manager or analyst would then be required to report the receipt of this information to the CCO, and should not trade or direct others to trade in the securities of that company pending further direction from Compliance.

ii.	Tender Offers

Tender Offers represent a particular concern. Tender offer activity often produces gyrations in the price of a company’s securities. Trading during this time is more likely to attract regulatory attention. SiM employees should report to the CCO any nonpublic information they receive or learn from any source concerning a tender offer. Employees should not trade or direct others to trade in the securities of the affected companies pending further direction from the CCO.

c.	Penalties for Insider Trading

Penalties for trading while in possession of or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to penalties even if he or she does not personally benefit from the violation. An individual may face imprisonment and criminal or civil money penalties. The individual’s employer or other controlling person may be fined up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by SiM, including dismissal of the individuals involved.

2.	Procedures to Implement SiM’s Policy Concerning Insider Trading

The following procedures have been established to aid the officers, directors, and employees at SiM in avoiding insider trading and to aid SiM in preventing, detecting, and imposing sanctions against insider trading. Every officer, director, and employee at SiM must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

The law on insider trading is not always clear and is continually evolving. An individual may be legitimately uncertain about the application of the rules in a particular circumstance. Often, a single question can avoid the risks of a violation for an individual and SiM. For these reasons, an employee must notify the CCO immediately if he or she has any reason to believe that a violation of these procedures has occurred or is about to occur, or if he or she has any questions regarding their applicability.

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a.	Identifying Material Nonpublic Information

Before trading in the securities of a company about which an employee may have material nonpublic information, ask the following questions:

i.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that, if generally disclosed, would substantially affect the market price of the securities?
ii.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being printed in publications of general circulation, broadcast electronically, or televised?

If, after consideration of the above, an employee believes that the information is material and nonpublic, or if he or she has questions as to whether the information is material and nonpublic, he or she should take the following steps:

i.	Report the matter immediately to the CCO orally.
ii.	Do not purchase or sell the securities in any employee-related account or on behalf of others, including SiM’s clients.
iii.	Do not communicate the information inside or outside of SiM, other than to the CCO.
iv.	After review by the CCO, employees will be instructed to continue the prohibitions against trading and communication, or they will be allowed to trade and communicate the information.
b.	Restricting Access to Material Nonpublic Information

Information possessed by employees that is identified as material and nonpublic may not be communicated to anyone, including persons within SiM, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed, and access to computer files containing material nonpublic information should be restricted.

c.	Creditors’ Committees and Material Non-Public Information

As a fixed income investor, an employee may, at times, participate on a creditors’ committee to represent the interests of creditors in a distressed situation.

Any employee involved in a creditors’ committee who becomes aware of potential MNPI must immediately report it to their supervisor and the CCO.

The CCO is responsible for overseeing the firm’s compliance with MNPI policies related to creditors’ committees, including:

•	Providing guidance and training on MNPI issues
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•	Establishing and maintaining information barriers
•	Monitoring trading activity
•	Investigating potential violations

Employees must exercise diligence in identifying potential MNPI received during committee meetings, calls, or through shared documents. Any information that is not publicly known and could impact the value of the distressed company’s securities should be treated as MNPI. All potential MNPI must be documented, including the source, date, and a summary of the information. This documentation must be securely stored and accessible only to authorized personnel.

To the extent possible, the firm will establish information barriers (“walls”) to prevent the flow of MNPI between employees involved in creditors’ committees and other personnel who may be making investment decisions related to the distressed company.

Securities of the distressed company and any related entities will be placed on a restricted list while the firm is participating in a creditors’ committee. Trading in these securities is generally prohibited for all employees. The CCO may implement blackout periods during which trading in certain securities is strictly prohibited, particularly during sensitive periods such as debt restructuring negotiations. Any exceptions to trading restrictions must be approved in writing by the CCO and are subject to strict conditions and documentation requirements.

d.	Resolving Issues Concerning Material Nonpublic Information

If an employee has any doubt as to whether information is material or nonpublic, or if there is any unresolved question regarding the applicability or interpretation of the foregoing procedures, or regarding the propriety of any action, the employee must discuss it with the CCO before trading in or communicating the information to anyone.

E.	Enforcement of the Code

The CCO, acting in conjunction with the appropriate management personnel, has several responsibilities to fulfill in enforcing the Code. Some of these responsibilities are summarized below.

1.	CCO’s Duties and Responsibilities

The CCO will:

•	Provide each Supervised Person with a copy of the Code and any amendments thereto;
•	Notify each person in writing who becomes a Supervised Person and an Access Person of SiM and who is required to report under the Code of his or her reporting requirements no later than 10 business days before the Initial Holdings Report is due;
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•	On a quarterly basis, review all reported personal Securities transactions and other pertinent records submitted by Access Persons (such as tax returns) and compare, if appropriate, with each SiM client’s completed portfolio transactions, and with the pre-approvals submitted by Access Persons for trades during the quarter, if any. Before determining that a person has violated the Code, the CCO may give the person an opportunity to supply explanatory material;
•	Make his own reports available for inspection upon request to the Management Committee; and
•	Maintain all records in accordance with Rules 204-2 under the Advisers Act and Rule 17j-1(f) under the 1940 Act, as more fully described in Part X(B)(2) of SiM’s Compliance Manual.
2.	Code Violations

If a Supervised Person violates the provisions of the Code, SiM may impose one or more of the following penalties as it may deem appropriate:

•	Censure the Supervised Person;
•	Suspension of the Supervised Person’s authority to act on behalf of SiM as a managing director, a manager, and/or an officer, if applicable;
•	Recommend specific sanctions, such as suspension from work for a period of time without pay, reductions in leave, elimination of a bonus, disgorgement of profits, imposition of fines, and/or termination of employment at SiM; and
•	If appropriate, report such violation(s) to the U.S. Securities and Exchange Commission, other federal or state regulators and/or law enforcement authorities.

Note: Both the violation and any imposed sanction will be brought before the appropriate members of the Management Committee.

3.	Annual Written Report

At least annually, the CCO will provide a written report (the “Annual Report”) to the members of SiM. The Annual Report may be included as part of the CCO’s annual review of SiM’s overall compliance program and should describe any issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or procedural violations and any resulting sanction(s). If applicable, the Annual Report may discuss any changes that the CCO believes should be made to the Code. The CCO will notify those registered investment companies for which SiM performs sub-advisory services, pursuant to a written contract, of any material changes to the Code as they are made, and will submit the Annual Report to each Affiliated Fund’s CCO for review by the Affiliated Fund’s Board of Trustees.

Also, annually (upon request), the CCO shall certify to the Board of Trustees of each Affiliated Fund that SiM has adopted procedures reasonably necessary to prevent its employees from violating the Code.

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APPENDIX A

Strategic Income Management LLC

Request for Pre-Clearance for Personal Securities Transactions

Prior to submitting your request for pre-trade clearance of your personal securities transaction, please refresh your recollection of SiM’s Access Person trading restrictions summarized below.

Access Persons may engage in securities, commodities, and futures transactions only for investment purposes, not for short-term trading profits. This applies to investments of all kinds, including, but not limited to, foreign and domestic fixed-income securities, options, commodities, and futures contracts, and to any investment in which an Access Person has any direct or indirect Beneficial Ownership. In general, the holding of any position in an Access Person or related account for less than 30 days (measured on a last-in first-out basis) would be inconsistent with this policy.

Access Persons must not trade in a Reportable Security unless they have submitted this Pre-Clearance Form and received approval for the trade. In addition, Access Persons acting as portfolio managers may not buy or sell a Reportable Security for their personal accounts within seven (7) calendar days before or after a trade in such Reportable Security is made for a client account.

You are not required to detail or list the following items on your preclearance form:

•	Purchases or sales effected for any account over which you have no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan; and
•	Purchases or sales of any of the following Securities:

o	Direct obligations of the U.S. government;
o	Banker’s acceptances, bank certificates of deposit, commercial paper and High Quality Short-term Debt Instruments, including repurchase agreements;
o	Shares issued by money market funds, whether affiliated or non-affiliated;
o	Shares issued by open-end investment companies (e.g., “mutual funds”), ETFs, or Unit Investment Trusts (UITs) other than shares of an Affiliated Fund, if any; and shares issued by unit investment trusts that invest exclusively in one or more open-end funds that are not Affiliated funds.

Strategic Income Management LLC

Request for Pre-Clearance for Personal Securities Transactions

Name of Reporting Person:
Date:

Proposed Securities Transactions

Proposed Date of Transaction	Name of Issuer and Title of Security	Exchange Ticker Symbol or CUSIP Number	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Approved Y/N

I hereby represent that I have no knowledge as of the above date that any of the securities listed above are being purchased or sold, or is being considered for purchase or sale, for a client account.

Signature

CCO/Other Portfolio Manager:

Signature	Date

APPENDIX B

Strategic Income Management LLC

Material Nonpublic Information Report Form

As I have received material nonpublic information, or information that cannot be clearly distinguished from material nonpublic information, I am submitting this report to the CCO of Strategic Income Management, LLC. In addition, I acknowledge and agree to the terms set forth in item 10 below.

1.	Person who acquired the information

2.	Name of issuing entity that the Insider information is about (company name)

3.	Date and time the information was acquired

4.	Source of information (company name, name and title of person) and background details of how the information was acquired
Source: Background:

5.	Information acquired

6.	Was another employee of SiM present when the information was acquired? If yes, provide the name of the person
(Circle one) Yes / No If yes, name of the person:

7.	After acquiring the information, did you inform another person of the information? If yes, provide the name of the person and the reason for informing the person
(Circle one) Yes / No If yes, name of the person and reason:

8.	Pledge – (a) If the information is publicly announced, I will promptly report this to the CCO. (b) Until the information is publicly announced, I will not conduct personal transactions involving the securities of the issuing entity. (c) Until the information is publicly announced, I will not conduct activities such as submitting or requesting orders for the fund or account, creating research notes (research material related to the issuing entity), or participating in analyst meetings with the issuing entity. (d) Until the information is publicly announced, I agree to a temporary suspension of securities transactions already ordered for the fund and account. (e) Regardless of whether due to carelessness or negligence, after acquiring the information and before the information is publicly announced, if I conduct securities transactions such as stocks issued by the said company, I am aware that this action is a direct violation of laws and regulations (monetary penalty or other measures) and is also a violation of internal policies and procedures, and that harsh disciplinary action, including dismissal, will be considered.

I hereby pledge that I have not communicated and will not communicate the information referred to in the above report to any third parties, unless otherwise authorized by the CCO.

Signature:	Date: